Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Rice Energy Inc. for the registration of $400,000,000 of its 7.25% Senior Notes due 2023 and to the incorporation by reference therein of our report dated March 13, 2015, with respect to the consolidated financial statements of Rice Energy Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

December 1, 2015